Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

December 31, 2014

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$ 27,423,809.58	$ 14,484,746.75
Capital Sub-Account	$ 2,500,138.40	$ 3,948,998.41
Overcollateralization Sub-Account	$ 2,291,740.38	$ 3,455,301.29
Reserve Sub-Account	$ 1,142,206.75	$ 1,961,386.64

REP Deposit Account*	$ 5,582,762.66

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*   REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.